exhibit 99(a)

            TECH-SYM CORPORATION PRESIDENT AND CHIEF EXECUTIVE OFFICER
                  J. MICHAEL CAMP BECOMES CHAIRMAN OF THE BOARD

      Houston, Texas, July 19, 1999--Tech-Sym Corporation (NYSE:TSY) announced today that its Board of Directors has unanimously elected J. Michael Camp as Chairman of the Board effective immediately.

      Mr. Camp, 49 years old, became President, Chief Executive Officer and a director in May 1998. He takes over as Chairman from Wendell W. Gamel under a continuation of the Board's succession plan adopted last year. Mr. Gamel will remain a member of the Board of Directors.

      Since Tech-Sym acquired Metric Systems Corporation from Mr. Gamel and others in 1966, he has been the driving force behind the Company's many achievements. He has served as an officer and director since 1966, President from 1975 to 1998, and Chairman from 1980 until today. His achievements include the acquisitions of Tecom Industries, Incorporated, in 1983, Enterprise Electronics Corporation in 1984, Syntron, Inc., in 1987, and Continental Electronics Corporation in 1990. Under his direction as President, the Company has increased annual revenues from $13 million in 1975 to $294 million for the year ended 1997. The number of employees increased from 350 to 2,459 during the same period.

      Mr. Camp stated, "Without resorting to cliches about having big shoes to fill, suffice it to say that I will be guided in this position by the ideals and values which Mr. Gamel so effectively demonstrated during his decades of achievement at Tech-Sym Corporation."

      Tech-Sym Corporation is a high technology company that designs, develops and manufactures electronic systems and components used in diverse markets including communications, defense systems and environmental radar systems.

      FORWARD-LOOKING STATEMENTS IN THIS RELEASE ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, RISKS ASSOCIATED WITH THE UNCERTAINTY OF MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS, LIMITED NUMBER OF CUSTOMERS, AS WELL AS RISKS OF DOWNTURNS IN ECONOMIC CONDITIONS GENERALLY, RISKS ASSOCIATED WITH COMPETITION AND COMPETITIVE PRICING PRESSURES, AND OTHER RISKS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                    # # #